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                                                                      EXHIBIT 2A

                                   AMENDMENT

      AMENDMENT made this __ day of January 1998 (this "Amendment"), by and between Motorola Communications Israel Ltd., a company organized and existing under the laws of the State of Israel ("Motorola"), and Ampal Communications Inc., a company organized and existing under the laws of the State of Delaware ("Ampal").

      WHEREAS, Motorola and Ampal are parties to a Purchase and Sale Agreement dated January 5, 1998 (the "Agreement"); and

      WHEREAS, Motorola and Ampal desire to amend certain provisions of the Agreement, including of the Partnership Agreement and Shareholders' Agreement, as described in this Amendment;

      NOW, THEREFORE, in consideration of the mutual promises and mutual covenants hereinafter contained, the parties hereto agree as follows:

1. Capitalized terms used in this Amendment not otherwise defined herein shall have the meanings given to them in the Agreement.

2.    *

3. In Section 11.A.1.1, the paragraphs beginning with the words "Motorola undertakes" and ending with the words "and the above provision will apply" at the end of Section 11.A.1.1, are hereby deleted.

4. Section 11.A.2 is hereby amended by deleting the second paragraph beginning with the words "Said amounts will" and ending with the words "Special Event" and replacing said paragraph with the following:

            "The said amounts of US$330,000,000, US$110,000,000 and
            US$450,000,000 will include only such amounts paid to the Partners or the Shareholders as Partners or Shareholders, including any dividends not declared before such Special Event and, to avoid doubt, will not include and will not be decreased by any dividends declared prior to the Special Event."

5. Section 11.A.3 is hereby amended by adding the following after the word "Shareholder" in the sixth line in the second paragraph:

            "including without limitation any payments received from Motorola as a result of a Special Event."

      * This information has been omitted from this filing pursuant to a confidentiality request and has been filed separately with the Securities and Exchange Commission.

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6.    Section 5.5(v) of the Partnership Agreement shall be amended by adding the following at the end thereof:

            "provided, however, should it not be possible to obtain such supermajority approval, the Partners agree to cause the Board of Directors and management to manage the Partnership's business in accordance with the last previously approved Annual Plan and Finance Plan until such time as a new Annual Plan and Finance Plan are approved in accordance with the provisions hereof."

7. Section 5.5(v) of the Shareholders' Agreement shall be amended by adding the following at the end thereof:

            "provided, however, should it not be possible to obtain such supermajority approval, the Shareholders agree to cause the Board of Directors and management to manage the Company's business in accordance with the last previously approved Annual Plan and Finance Plan until such time as a new Annual Plan and Finance Plan are approved in accordance with the provisions hereof."

8. Section 11.2 of the Purchase Agreement, Section 13.2 of the Partnership Agreement and Section 13.2 of the Shareholders' Agreement (the non-compete provision) shall be amended in accordance with the attached approval from the Controller of Restricted Trade Business.

9.    The parties agree that the Closing Date shall be January 22, 1998.

10. Except as expressly amended for in this Amendment, all the terms and provisions of the Agreement shall remain in full force and effect.

11. This Amendment shall be governed by, construed and enforced in accordance with the laws of the State of Israel, and the competent courts of the State of Israel will have the exclusive jurisdiction with respect thereto, without regard to the principles thereof relating to conflict of laws.

      [Remainder of Page Intentionally Omitted; Signature Pages to Follow}

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IN WITNESS WHEREOF, the parties hereto have duly executed this Amendment as of the day and year first above written.


                              MOTOROLA COMMUNICATIONS ISRAEL LTD.

                              /s/ Nathan Gidron
                              -------------------------------------------
                              Name:
                              Title:



                              AMPAL COMMUNICATIONS INC.

                              /s/ Yehoshua Gleitman
                              -------------------------------------------
                              Name:
                              Title: